EXHIBIT 21
                              LIFEMARK CORPORATION
--------------------------------------------------------------------------------

                         Subsidiaries of the Registrant

                                          State of
                                      INCORPORATION OR
SUBSIDIARY                              ORGANIZATION            OWNERSHIP %
----------                            ----------------          -----------

AdviNet, Inc.                             Delaware                   100%

Arizona Health Concepts, Inc.              Arizona                   100%

Community Health USA, Inc                  Arizona                   100%

MCS HP of New York, LLC                   New York                   100%

Managed Care Solutions New York, Inc.     Delaware                   100%

Managed Care Solutions of Texas, Inc.       Texas                    100%

Ventana Health Systems, Inc.               Arizona                   100%










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